Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Enters Into New Revolving Line of Credit Agreement

with Wells Fargo Bank, N.A.

MOUNTAIN VIEW, Calif., August 26, 2011 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the most effective non-surgical permanent birth control method available, today announced that it has entered into a new revolving line of credit arrangement with Wells Fargo Bank, N.A., providing the Company a working capital borrowing facility of up to $50 million. The revolving line of credit matures in five years, accrues interest at a rate of the one month LIBOR plus 2.75%, and is available for immediate drawdown, subject to certain financial covenants and other restrictions. This facility extends the Company’s existing commercial banking relationship with Wells Fargo Bank, N.A., which is the Company’s primary commercial bank.

“This new line of credit represents an important step forward in the Company’s capital structure as we consider the potential requirement by holders of our senior convertible notes to repurchase those notes in February 2012. The line of credit also provides additional flexibility to make strategic investments in our business,” said Mark Sieczkarek, president and chief executive officer of Conceptus.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the micro-inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and that the fallopian tubes are fully blocked, allowing the patient to rely upon Essure for permanent birth control.

The Essure procedure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay. Essure has been proven and trusted by physicians since 2002, with approximately 550,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. is a leader in the design, development, and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East. The Company also promotes the GYNECARE THERMACHOICE® Uterine Balloon Therapy System by ETHICON™ Women’s Health & Urology, a division of Ethicon, Inc., in U.S. OB/GYN physician offices.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to risks and uncertainties. These forward-looking statements include discussions regarding potential uses of cash to be drawn down under the line of credit and the amount of availability under the line of credit being dependent upon satisfaction of certain financial covenants and other restrictions. Given the company’s discretion in how to apply drawn funds, the availability and actual application of funds may differ significantly from these forward-looking statements. Such differences may be based upon factors such as changes in strategic planning decisions by management, reallocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, attempts to repeal all or part of the Patient Protection and Affordable Care Act of 2010, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2011 Conceptus, Inc. – All rights reserved. Conceptus, Essure, Your Family is Complete, Your Choice is Clear are registered trademarks and service marks of Conceptus, Inc. Essure FlexPay and Essurance Promise are trademarks of Conceptus, Inc.

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